Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of the Original Schedule 13D

Shares of Common Stock Purchased/(Sold)	Price Per Share ($)	Date of Purchase / Sale

(41,000)	2.59[1]	09/29/2026
(1,153,603)	2.07[1]	09/30/2026
(600)	1.74	10/01/2026
(101,547)	1.56[1]	10/02/2026

1 The prices reported in this column are weighted average prices. The Reporting Person undertakes to provide the Issuer and any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price.